As filed with the Securities and Exchange Commission on December 1, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEW YORK COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1377322
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

102 Duffy Avenue, Hicksville, New York	11801
(Address of Principal Executive Offices)	(Zip Code)

FLAGSTAR BANCORP, INC. 2016 STOCK AWARD AND INCENTIVE PLAN

(Full title of the plan)

Thomas R. Cangemi

President and Chief Executive Officer

New York Community Bancorp, Inc.

102 Duffy Avenue, Hicksville, New York 11801

(516) 683-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

H. Rodgin Cohen

Mark J. Menting

Jared M. Fishman

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On December 1, 2022, in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of April 24, 2021, by and among New York Community Bancorp, Inc. (“NYCB” or the “Registrant”), 615 Corp., a direct, wholly owned subsidiary of NYCB (“Merger Sub”), and Flagstar Bancorp, Inc. (“Flagstar”), as amended by Amendment No. 1 thereto, dated as of April 26, 2022, and Amendment No. 2 thereto, dated as of October 27, 2022 (as so amended, the “Merger Agreement”), Merger Sub merged with and into Flagstar, with Flagstar as the surviving entity (the “Merger”). Immediately following the Merger, Flagstar merged with and into NYCB, with NYCB as the surviving entity.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, (i) each outstanding time-based restricted stock award unit under Flagstar’s 2016 Stock Award and Incentive Plan (the “Flagstar stock plan”), whether vested or unvested, ceased to represent a restricted stock unit denominated in shares of common stock of Flagstar, par value $0.01 per share (“Flagstar common stock”), and was converted into a time-based restricted stock unit denominated in shares of common stock of NYCB, par value $0.01 per share (“NYCB common stock” and each such restricted stock unit, an “NYCB RSU”); and (ii) each outstanding performance share unit award under the Flagstar stock plan for which the applicable performance period was not complete ceased to represent a performance share unit denominated in shares of Flagstar common stock and was converted into an NYCB RSU, in each case, in accordance with and pursuant to the terms and conditions of the Merger Agreement.

This Registration Statement registers (i) 3,082,914 shares of NYCB common stock which may be issuable pursuant to awards that were outstanding under the Flagstar stock plan at the effective time of the Merger and (ii) an additional 4,197,129 shares of NYCB common stock which may be issued pursuant to awards that may be granted under the Flagstar stock plan, in each case, that are being assumed by NYCB, in accordance with, and subject to the terms and conditions of, an exception under Section 303A.08 of the NYSE Listed Company Manual. Such additional shares of NYCB common stock represent the remaining number of shares of Flagstar common stock available for issuance under the Flagstar stock plan immediately prior to the effective time of the Merger, as appropriately adjusted to reflect the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the holders as required by Rule 428(b)(1). These documents and the documents incorporated by reference into this Registration Statement pursuant to Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

In this Registration Statement, as permitted by law, NYCB “incorporates by reference” information from other documents that NYCB files with the Securities and Exchange Commission (the “SEC”). This means that NYCB can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care.

The following documents filed (and excluding any documents or portions thereof furnished) with the SEC by NYCB are hereby incorporated into this Registration Statement by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2022;

•

Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 9, 2022, for the quarter ended June  30, 2022, filed with the SEC on August 8, 2022, and for the quarter ended September 30, 2022, filed with the SEC on November 4, 2022;

•	Definitive Proxy Statement on Schedule 14A for the 2022 Annual Meeting of Shareholders, filed with the SEC on April 22, 2022;

•

Current Reports on Form 8-K (other than those portions furnished under items 2.02, 7.01 and 9.01 of the Form  8-K), filed with the SEC on January  26, 2022 (only with respect to item 8.01), March  1, 2022, April  27, 2022 (only with respect to Item 1.01 and Exhibit 2.1), April 27, 2022 (only with respect to Item 8.01), June  3, 2022, June  8, 2022, July  27, 2022 (only with respect to Item 8.01), October  26, 2022 (only with respect to Item 8.01), October  28, 2022, October  28, 2022 and November 7, 2022; and

•

The description of NYCB common stock set forth in the applicable Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such description.

In addition, all documents filed by NYCB pursuant to Section 13(a), 13(c) 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than those documents or portions of those documents that may be “furnished” and not filed with the SEC), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Certificate of Incorporation, Article 10, provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any proceeding, by reason of the fact that he or she is or was a director or an officer of NYCB or is or was serving at the request of NYCB as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent shall be indemnified and held harmless by NYCB to the fullest extent authorized by the Delaware General Corporation Law (“DGCL”) against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that, except with respect to proceedings to enforce rights to indemnification, NYCB shall indemnify such person in connection with a proceeding initiated by such person only if such proceeding was authorized by NYCB’s board of directors. The

DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. However, indemnity may not be granted in respect of a claim, issue or matter as to which a person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. NYCB’s Amended and Restated Certificate of Incorporation provides that such rights to indemnification are contract rights and that the expenses incurred by such person will be paid in advance of a final disposition of any proceeding, provided, however, that if required under the DGCL, an advancement of expenses incurred by a person in his or her capacity as a director or officer shall be made only upon delivery to NYCB of an undertaking, by or on behalf of such person, to repay the amounts so advanced if it shall ultimately be determined by final adjudication that such person is not entitled to be indemnified for such expenses under Article 10, Section B of NYCB’s Amended and Restated Certificate of Incorporation or otherwise.

With respect to possible indemnification of directors, officers and controlling persons of NYCB for liabilities arising under the Securities Act pursuant to such provisions, NYCB is aware that the SEC has publicly taken the position that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated into this item by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation (1)

4.2	Certificates of Amendment of Amended and Restated Certificate of Incorporation (2)

4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation (3)

4.4	Certificate of Designations of the Registrant with respect to the Series A Preferred Stock, dated March 16, 2017, filed with the Secretary of State of the State of Delaware and effective March 16, 2017 (4)

4.5	Amended and Restated Bylaws of the Registrant, as of December 1, 2022 (5)

4.6	Form of Common Stock Certificate (6)

4.7	Flagstar Bancorp, Inc. 2016 Stock Award and Incentive Plan (7)

5.1	Opinion of Sullivan & Cromwell LLP

23.1	Consent of KPMG LLP

23.2	Consent of PricewaterhouseCoopers, LLP

23.3	Consent of Sullivan & Cromwell LLP, included in the opinion filed as Exhibit 5.1 and incorporated herein by reference

107	Filing Fee Table.

(1)

Incorporated by reference to Exhibit 3.1 to NYCB’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001 (File No. 0-22278), as filed with the Securities and Exchange Commission on May 11, 2001.

(2)

Incorporated by reference to Exhibit 3.2 to NYCB’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-31565), as filed with the Securities and Exchange Commission on March 15, 2004.

(3)	Incorporated by reference to Exhibit 3.1 to NYCB’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 27, 2016 (File No. 1-31565).
(4)	Incorporated herein by reference to Exhibit 3.4 of NYCB’s Registration Statement on Form 8-A (File No. 1-31565), as filed with the Securities and Exchange Commission on March 16, 2017.
(5)	Incorporated herein by reference to Exhibit 3.2 of NYCB’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 1, 2022 (File No. 1-31565).
(6)	Incorporated by reference to Exhibit 4.1 of NYCB’s Form 10-Q (File No. 1-31565), as filed with the Securities and Exchange Commission on November 9, 2017.
(7)	Incorporated by reference to Exhibit 10.1 to Flagstar’s Form 10-Q (File No. 1-16577), as filed with the Securities and Exchange Commission on November 6, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hicksville, State of New York, on December 1, 2022.

NEW YORK COMMUNITY BANCORP, INC.

By:	/s/ Thomas R. Cangemi
Name: Thomas R. Cangemi
Title: President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on December 1, 2022.

/s/ Thomas R. Cangemi
Thomas R. Cangemi	President, Chief Executive Officer (Principal Executive Officer), and Director

/s/ John J. Pinto
John J. Pinto	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Alessandro P. DiNello
Alessandro P. DiNello	Non-Executive Chairman and Director

/s/ Robert Wann
Robert Wann	Director

/s/ David L. Treadwell
David L. Treadwell	Director

/s/ James J. Carpenter
James J. Carpenter	Director

/s/ Hanif “Wally” Dahya
Hanif “Wally” Dahya	Director

/s/ Leslie D. Dunn
Leslie D. Dunn	Director

/s/ Toan C. Huynh
Toan C. Huynh	Director

/s/ Marshall J. Lux
Marshall J. Lux	Director

/s/ Ronald A. Rosenfeld
Ronald A. Rosenfeld	Director

/s/ Lawrence Rosano, Jr.
Lawrence Rosano, Jr.	Director

/s/ Larry J. Savarese
Larry J. Savarese	Director

/s/ Peter Schoels
Peter Schoels	Director

/s/ Jennifer R. Whip
Jennifer R. Whip	Director